EXHIBIT 5.1

July 31, 2008

 Mach One Corporation

6430 Congress Drive

West Bend, WI 53095

Gentlemen:

As counsel to Mach One  Corporation, a Nevada corporation (the “Company”), I have been requested to furnish to you an opinion regarding the Registration Statement on Form S-1 (Registration No. 333-146744) (as amended to date, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale of certain securities of up to 7,670,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). As Counsel of the Company and in connection with the Registration Statement referred to above, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, originals, or photostatic or certified copies, of such records of the Company, certificates of representatives of the Company and of public officials, and such other documents as I deemed relevant for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon and subject to the foregoing, and the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.
2.	The Shares are duly authorized and validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Illinois, and I express no opinion as to matters that may be governed by the laws of any jurisdiction, other than the State of Illinois and the federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Form S-1, to the incorporation by reference of this opinion by the Registration Statement and to the reference to me in the prospectus forming a part thereof and in the prospectus supplement relating to the Shares under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,

/s/ Steven L. Slaw

Steven L. Slaw

Counsel to Company